Contact:
Randle Reece
Director, Investor Relations
866.861.3229
______________________________________________________________________________

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2019 RESULTS
Quarterly revenue of $532 million, up 2% over prior year;
GAAP EPS of $0.71 and adjusted EPS of $0.75

SAN DIEGO – (May 2, 2019) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in healthcare workforce solutions and staffing services, today announced its first quarter 2019 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2019	% Change Q1 2018
Revenue	$532.4	2%
Gross profit	$176.8	5%
Net income	$34.1	(20)%
Diluted EPS	$0.71	(18)%
Adjusted diluted EPS*	$0.75	(7)%
Adjusted EBITDA*	$66.0	(1)%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	Financial results for the first quarter of 2019 came in above Company guidance.

•	First quarter consolidated revenue of $532 million increased 2% year over year.

•	Nurse and Allied Solutions revenue of $337 million flat with the prior year, with Allied growth of 10% offset by lower revenue from one client and a lighter flu season headwind in Nursing.

•	Adjusted EBITDA of $66 million, representing 12.4% of revenue.

•	Repurchased 378,000 shares for $18 million.

•	Executed agreement to acquire Advanced Medical to expand our travel therapy, school therapy and travel nurse staffing capabilities.

“The AMN team did an impressive job serving our clients and healthcare professionals, expanding existing relationships and adding new clients since the beginning of the year. Despite a tough year-over-year comparison in travel nursing, our team persevered and every segment met or beat our expectations in the quarter,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “Demand has strengthened across most service lines, with the most significant increases in travel nursing, allied and interim leadership. We also continue to make progress in our Locum Tenens segment.
“We are thrilled that the innovative team at Advanced Medical will soon be part of the AMN family. Advanced Medical will expand the AMN portfolio of services and enhance our offerings in some of the faster growing care settings. In addition to the attractive nature of their growing footprint in schools, we are excited about the potential of the recently launched telehealth platform for delivery of therapeutic services to children across the country,” Ms. Salka said.

First Quarter 2019 Results
Consolidated revenue for the quarter was $532 million, a 2% increase over prior year and a 1% increase compared with prior quarter. Revenue for the Nurse and Allied Solutions segment was $337 million, flat year over year and up 2% sequentially. Facing a difficult comparison due to the elevated year-ago flu season, Travel Nurse division revenue was flat year over year. Allied division revenue increased 10% year over year on higher volume.

The Locum Tenens Solutions segment reported revenue of $80 million, down by 22% year over year. Other Workforce Solutions segment revenue was $115 million for an increase of 42% year over year, driven by the acquisitions made in April 2018.

Gross margin was 33.2%, higher by 110 basis points year over year and higher by 60 basis points sequentially. The year-over-year variance was driven by higher-than-average gross margins from companies acquired last April and a change in classification of certain recruiter expenses from cost of sales to SG&A in our physician permanent placement business.

SG&A expenses were $120 million, or 22.5% of revenue, compared with $105 million, or 20.0% of revenue, in the same quarter last year. SG&A was $111 million, or 21.0% of revenue, in the previous quarter. The year-over-year increase in expense margin stemmed mainly from the acquisitions, integration-related activities and the physician permanent placement cost change.

Income from operations was $45 million, or 8.5% of revenue, compared with $55 million, or 10.6% of revenue, in the same quarter last year. Adjusted EBITDA was $66 million, a year-over-year decrease of 1%. Adjusted EBITDA margin was 12.4%, representing a decrease of 30 basis points year over year and a decrease of 20 basis points sequentially.

Net income was $34 million, or $0.71 per diluted share, compared with $43 million, or $0.87 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.75.

At March 31, 2019, cash and cash equivalents totaled $19 million. Cash flow from operations was $36 million for the quarter, and capital expenditures were $7 million. AMN repurchased 378,000 shares of stock for $18 million during the quarter. The Company ended the quarter with total debt outstanding of $475 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.9 to 1.

Advanced Medical Acquisition
On April 30, we announced an agreement to acquire Advanced Medical, a leading provider of travel therapy and travel nursing, with a strong and growing presence in the school staffing market. The purchase price is $200 million in cash, plus up to $20 million contingent consideration based on 2019 financial performance. Advanced Medical reported 2018 revenue of $132 million with adjusted EBITDA of $19 million.

The acquisition is expected to close in early June 2019 and is not included in the Company's second quarter 2019 financial outlook.

Second Quarter 2019 Outlook

Metric	Guidance*
Consolidated revenue	$518 - $524 million
Gross margin	33.5%
SG&A as percentage of revenue	23.0% to 23.5%
Operating margin	7.8%
Adjusted EBITDA margin	12.0%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

Revenue in the second quarter of 2019 is expected to be down 6-7% year over year, due primarily to a prior-year $25 million labor disruption event in the Nurse and Allied segment and a decline in the Locum Tenens segment. Excluding the impact of the prior-year labor disruption event, consolidated revenue would be down about 2% due to the lower Locums revenue. This guidance reflects the normal seasonal sequential decline in our nursing business. No significant labor disruption revenue is included in second quarter guidance.

Conference Call on May 2, 2019
AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its first quarter 2019 financial results on Thursday, May 2, 2019, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/eventcalendar. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8960 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on May 2, 2019, and can be accessed until 11:59 p.m. Eastern Time on May 16, 2019, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 466135.

About AMN Healthcare
AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive labor analytics, mid-revenue cycle management, credentialing solutions, and other services. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS.  The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the

Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our guidance for second quarter 2019 revenue, gross margin, SG&A expenses as a percentage of revenue and adjusted EBITDA margin. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The Company's ability to meet the targets and expectations noted in our second quarter 2019 outlook depends upon, among other factors, our ability to (i) manage the pricing impact that the consolidation of healthcare delivery organizations may have on our business, (ii) comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (iii) implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (iv) develop and evolve our current technology offerings and capabilities, (v) recruit and retain sufficient quality healthcare professionals at reasonable costs, and (vi) consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the

Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Revenue	$532,441	$522,489	$528,635
Cost of revenue	355,682	354,665	356,179
Gross profit	176,759	167,824	172,456
Gross margin	33.2%	32.1%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	119,997	104,737	110,830
SG&A as a % of revenue	22.5%	20.0%	21.0%

Depreciation and amortization	11,710	7,886	11,449
Total operating expenses	131,707	112,623	122,279
Income from operations	45,052	55,201	50,177
Operating margin (1)	8.5%	10.6%	9.5%

Interest expense, net, and other	5,673	5,335	(217)

Income before income taxes	39,379	49,866	50,394

Income tax expense	5,257	7,185	14,781
Net income	$34,122	$42,681	$35,613
Net income as a % of revenue	6.4%	8.2%	6.7%

Other comprehensive income (loss):
Foreign currency translation and other	(101)	(19)	58
Other comprehensive income (loss)	(101)	(19)	58

Comprehensive income	$34,021	$42,662	$35,671

Net income per common share:
Basic	$0.73	$0.89	$0.76
Diluted	$0.71	$0.87	$0.74
Weighted average common shares outstanding:
Basic	46,784	47,733	46,825
Diluted	47,772	49,116	48,102

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except per share data and operating data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Revenue
Nurse and allied solutions	$337,029	$338,179	$329,317
Locum tenens solutions	80,490	103,117	81,850
Other workforce solutions	114,922	81,193	117,468
	$532,441	$522,489	$528,635

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$47,922	$51,805	$45,521
Locum tenens solutions	5,701	9,958	7,027
Other workforce solutions	26,188	19,851	27,104
	79,811	81,614	79,652
Unallocated corporate overhead	13,834	15,095	13,281
Adjusted EBITDA (3)	65,977	66,519	66,371
Adjusted EBITDA margin (4)	12.4%	12.7%	12.6%

Depreciation and amortization	11,710	7,886	11,449
Share-based compensation (5)	5,186	2,864	2,861
Acquisition, integration and other costs (6)	4,029	568	1,884
Income from operations	45,052	55,201	50,177
Interest expense, net, and other (7)	5,673	5,335	(217)
Income before income taxes	39,379	49,866	50,394
Income tax expense	5,257	7,185	14,781
Net Income	$34,122	$42,681	$35,613

GAAP diluted net income per share (EPS)	$0.71	$0.87	$0.74
Adjustments:
Amortization of intangible assets	0.14	0.09	0.14
Acquisition, integration and other costs (6)	0.09	0.01	0.04
Equity investment fair value changes (7)	—	—	(0.13)
Debt financing related costs	—	0.01	—
Tax effect on above adjustments	(0.06)	(0.03)	(0.01)
Tax correction related to prior periods (8)	—	(0.05)	—
Tax effect of COLI fair value changes (9)	(0.03)	—	0.04
Excess tax benefits (10)	(0.10)	(0.09)	(0.01)
Adjusted diluted EPS (11)	$0.75	$0.81	$0.81

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Gross Margin
Nurse and allied solutions	27.9%	28.0%	27.2%
Locum tenens solutions	27.7%	28.7%	27.2%
Other workforce solutions	52.6%	53.6%	51.7%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (12)	9,580	9,567	9,404

Locum tenens solutions
Days filled (13)	40,496	52,794	41,000
Revenue per day filled (14)	$1,988	$1,953	$1,996

	As of March 31,		As of December 31,
	2019	2018	2018
Leverage ratio (15)	1.9	1.2	1.7

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$19,116	$13,856	$54,499
Accounts receivable, net	365,231	365,871	338,600
Accounts receivable, subcontractor	55,607	50,143	39,027
Prepaid and other current assets	48,933	52,296	57,244
Total current assets	488,887	482,166	489,370
Restricted cash, cash equivalents and investments	61,279	59,331	60,236
Fixed assets, net	93,625	90,419	75,530
Operating lease right-of-use assets	97,055	—	—
Other assets	105,590	96,152	84,112
Goodwill	464,923	438,506	340,596
Intangible assets, net	326,466	326,147	222,708
Total assets	$1,637,825	$1,492,721	$1,272,552

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$153,566	$149,603	$122,402
Accrued compensation and benefits	135,792	135,059	117,415
Current portion of operating lease liabilities	12,341	—	—
Deferred revenue	11,459	12,365	8,746
Other current liabilities	20,112	10,243	2,616
Total current liabilities	333,270	307,270	251,179

Revolving credit facility	150,000	120,000	—
Notes payable, less unamortized fees	320,798	320,607	320,034
Deferred income taxes, net	20,079	27,326	21,922
Operating lease liabilities	99,946	—	—
Other long-term liabilities	63,746	78,528	80,201
Total liabilities	987,839	853,731	673,336

Commitments and contingencies

Stockholders’ equity:	649,986	638,990	599,216

Total liabilities and stockholders’ equity	$1,637,825	$1,492,721	$1,272,552

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018

Net cash provided by operating activities	$36,214	$59,735	$58,947
Net cash used in investing activities	(36,248)	(9,613)	(7,689)
Net cash provided by (used in) financing activities	1,790	(14,970)	(44,263)
Effect of exchange rates on cash	(101)	(19)	58
Net increase in cash, cash equivalents and restricted cash	1,655	35,133	7,053
Cash, cash equivalents and restricted cash at beginning of period	84,324	98,894	77,271
Cash, cash equivalents and restricted cash at end of period	$85,979	$134,027	$84,324

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Adjusted EBITDA Margin to
Guidance Operating Margin
(unaudited)

Three Months Ended
June 30, 2019

Adjusted EBITDA margin (16)	12.0%
Deduct:
Share-based compensation	0.9%
Acquisition, integration and other costs	1.0%
EBITDA margin	10.1%
Depreciation and amortization	2.3%
Operating margin	7.8%

(1)	Operating margin represents income from operations divided by revenue.

(2)
Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation.

(3)
Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs, extraordinary legal expenses, legal settlement accrual increases and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.

(5)	Share-based compensation for the three months ended March 31, 2019 was impacted by two modifications and a new vesting condition that resulted in accelerated expense recognition.

(6)
Acquisition, integration and other costs of $4,029,000 for the three months ended March 31, 2019 include $2,100,000 of extraordinary legal expenses and a decrease in contingent consideration liabilities for recently acquired companies of $700,000. Beginning in 2019, we exclude the impact of extraordinary legal expenses from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.

(7)
As a result of the adoption of a new accounting pronouncement on January 1, 2018, the Company measures equity investments, except those accounted for using the equity method of accounting, at fair value with changes in fair value recognized through net income. For the three months ended December 31, 2018, changes in fair value of equity investments recognized in interest expense, net, and other were $5,990,000. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude their impact from the calculation of adjusted diluted EPS.

(8)
During the first quarter of 2018, the Company recorded a net tax benefit of $2,501,000 to adjust for an immaterial out-of-period error identified in that quarter related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance for years ended December 31, 2015 through December 31, 2017. These fair value changes had not previously been included as a benefit in the tax provision of the related years.

(9) The Company recorded a net tax benefit of $1,527,000 related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance for the three months ended March 31, 2019. Since this change in fair value is unrelated to the Company’s operating performance, we exclude the impact on adjusted diluted EPS.
(10) The consolidated effective tax rate for the three months ended March 31, 2019 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $4,569,000 and $4,518,000 for the three months ended March 31, 2019 and 2018, respectively. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we exclude their impact on adjusted diluted EPS.
(11) Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of the (A) amortization of intangible assets, (B) acquisition and integration costs, (C) extraordinary legal expenses, (D) legal settlement accrual increases, (E) changes in fair value of equity investments since January 1, 2018, (F) deferred financing costs, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits relating to equity awards vested and exercised since January 1, 2017, and (I) correction of prior periods error. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(13) Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(14) Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.
(15) Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(16) Guidance percentage metrics are approximate.